Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-249032) pertaining to the 2016 Stock Incentive Plan, 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Prelude Therapeutics Incorporated,

(2)
Registration Statement (Form S-8 Nos. 333-254349 and 333-263642) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Prelude Therapeutics Incorporated, and

(3)
Registration Statement (Form S-3 No. 333-261019) of Prelude Therapeutics Incorporated;

of our report dated March 15, 2023, with respect to the financial statements of Prelude Therapeutics Incorporated included in this Annual Report (Form 10-K) of Prelude Therapeutics Incorporated for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 15, 2023